EXHIBIT 99.1
Hallwood Group Receives AMEX Notice Regarding
Delayed Filing of Form 10-K
     DALLAS, TX, April 23, 2007 — The Hallwood Group Incorporated (AMEX: HWG) announced today that it has received a written notice from the American Stock Exchange (Amex) stating that the Company’s failure to timely file with the Securities and Exchange Commission its annual report on Form 10-K as of and for the year ended December 31, 2006 violates Sections 134 and 1101 of the Amex Company Guide, resulting in a material violation of the Company’s listing agreement with the Amex and therefore, the Amex is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Amex. To be timely, the Form 10-K needed to be filed on or before April 17, 2007.
To maintain its Amex listing, Hallwood must submit a plan by May 21, 2007 advising the Amex of the action the Company has taken, or will take, that will bring the Company into compliance with the Amex continued listing standards by no later than October 16, 2007. If the Company is not in compliance by that date or does not make progress consistent with its plan during the plan period, it will be subject to delisting proceedings. The Company anticipates that it will be able to file its Form 10-K on or prior to May 15, 2007 and that upon such filing, it will be in full compliance with the Amex continued listing standards. As previously disclosed, the delay in filing the Company’s Form 10-K is primarily because it had not completed its assessment of the value of its investment in Hallwood Energy, L.P., a 25% owned affiliate of the Company. The assessment is affected by the current status of Hallwood Energy’s loan facility under which $40,000,000 has been advanced. At April 23, 2007, Hallwood Energy was in default of certain covenants under the loan facility and is negotiating a replacement of the loan facility, which Hallwood Energy believes may be completed by May 15, 2007.